UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 25, 2011
NUMEREX CORP.
(Exact name of registrant as specified in its charter)

Pennsylvania	0-22920	11-2948749

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Parkwood Circle Suite 500 Atlanta, Georgia	30339

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (770) 693-5950
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement
As previously reported in a Current Report on Form 8-K filed with the Securities and Exchange Commission on May 10, 2010, on May 4, 2010, Numerex Corp. (the “Company”) and its subsidiaries entered into a Loan and Security Agreement (the “Loan Agreement”) with Silicon Valley Bank (the “Bank”). On April 25, 2011, the Company, its subsidiaries and the Bank entered into an Amended and Restated Loan and Security Agreement (the “Amended Loan Agreement”) in order to, among other things, extend the maturity date of the Loan Agreement and to increase the revolving line of credit (the “Credit Facility”) from $5.0 million to $10.0 million. The Company may use the borrowings under the Credit Facility for working capital and general business requirements.
The amount available to the Company under the Credit Facility at any given time is the lesser of (a) $10.0 million or (b) the amount available under its borrowing base (two times Adjusted EBITDA, measured on a 12 month trailing average, minus the principal amount of any Term Loan Advances) minus (1) the dollar equivalent amount of all outstanding letters of credit plus an amount equal to the letter of credit reserve amount (as set forth in the Amended Loan Agreement), (2) 10% of each outstanding foreign exchange contract, (3) any amounts used for cash management services, (4) the outstanding principal balance of any advances and (5) the outstanding principal balance of any Term Loan Advances. Under the Amended Loan Agreement, if the principal outstanding balance of any advance is equal or greater to $1 million for a period of time equal to or greater than 90 days from the funding date, then the principal balance becomes a “Term Loan Advance” and the Company must repay 5% of the original principal amount commencing on the first calendar day of the quarter following the conversion of the advance to a Term Loan Advance and on the first day of each fiscal quarter thereafter.
Under the Amended Loan Agreement, the maturity date of the Credit Facility has been extended from May 4, 2013 to April 30, 2015. The Credit Facility also includes a sublimit of up to $2.0 million for letters of credit, cash management and foreign exchange services. The interest rate applicable to amounts drawn from the Credit Facility is, at the Company’s option, equal to either (i) the Prime Rate plus the Prime Rate Margin (as such terms are defined in the Amended Loan Agreement) or (ii) the LIBOR Rate plus the LIBOR Rate Margin (as defined in the Amended Loan Agreement). The Credit Facility includes an annual fee of 0.375% of the average unused portion of the credit facility.
The Credit Facility is secured by the Company’s personal property, including its intellectual property.
The Amended Loan Agreement includes customary representations and warranties regarding the Company, and affirmative covenants, including financial covenants that require that the Company to maintain: (i) consolidated unrestricted cash and cash equivalents with the Bank plus the available amounts under the Credit Facility of at least $3.0 million; (ii) a Senior Leverage Ratio (as such term is defined in the Amended Loan Agreement) of not more than 2.0 to 1.0 and (iii) a fixed charge coverage ratio, defined as a ratio of Adjusted EBITDA (as such term is defined in the Amended Loan Agreement) less unfunded capital expenditures, cash dividends and cash taxes to the sum of interest expenses plus scheduled payments of principal and interest on all indebtedness, including capital lease for the consecutive four quarters, of at least 1.25 to 1.0.
Additionally, the Amended Loan Agreement includes certain negative covenants, subject to customary exceptions and limitations, restricting or limiting the ability of the Company and its subsidiaries without the prior written consent of the Bank, to, among other things: convey, sell, lease, transfer or otherwise dispose of assets; change its business; experience a change in control; merge or consolidate with any other entity; incur additional indebtedness; create liens on the Company’s property that is used as collateral for the credit facility; make certain investments and acquisitions; pay dividends, distributions or make other specified restricted payments or repurchases; enter into certain transactions with affiliates; and make any payments on subordinated debt.
The Amended Loan Agreement contains usual and customary events of default, subject to certain threshold amounts and grace periods. If an event of default occurs and is continuing, the Company may be required to immediately repay the obligations under the Credit Facility prior to its stated maturity date and the bank may be able to foreclose on any collateral provided by the Company.
As of the date of the Amended Loan Agreement and as of the date of this Current Report, the Company has not borrowed any amounts under the Credit Facility.

The foregoing summary of the Amended Loan Agreement is not complete and is qualified in its entirety by reference to the Amended Loan Agreement, which will be attached as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2011.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The information required by this Item 2.03 is set forth in Item 1.01 above, which is incorporated herein by reference.

Item 8.01.	Other Events
On April 26, 2011, the Company issued a press release announcing the execution of the Amended Loan Agreement. A copy of the press release is filed as Exhibit 99.1 to the report and is incorporated by reference.

Item 9.01.	Financial Statements and Exhibits
(d) Exhibits. The following exhibits are filed herewith:
99.1	Press Release dated April 26, 2011

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUMEREX CORP.
Date: April 29, 2011	/s/ Alan B. Catherall
Alan B. Catherall
Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release, dated April 26, 2011